Exhibit (h)(16)(i)

AMENDMENT TO PARTICIPATION AGREEMENT
THIS AMENDMENT TO PARTICIPATION AGREEMENT (this “Amendment”) is made as of the 15th day of December, 2022, by and among PROTECTIVE LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the State of Tennessee (the “Company”), acting herein for and on behalf of itself and on behalf of each segregated asset account set forth in Schedule A to the Participation Agreement between the parties (the “Accounts”); SCHWAB ANNUITY PORTFOLIOS, a Massachusetts business trust (the “Fund”), and CHARLES SCHWAB & CO., INC., a California corporation (“Distributor”, and together with the Fund, “Schwab”).

RECITALS

WHEREAS, the Company and Schwab are parties to a certain Participation Agreement dated November 9, 2020 (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement to update the separate accounts and contracts listed in Schedule A; and,

WHEREAS, the parties now desire to modify the Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and conditions set forth herein, and for other good and valuable consideration, the parties agree to amend the Agreement as follows:

1.
Recitals. The sixth WHEREAS clause to the Agreement is deleted in its entirety and replaced with the following:

“WHEREAS, the Company has registered interests under certain variable annuity and variable life contracts that are supported wholly or partially by the Account under the 1933 Act and that are listed in Schedule A hereto (“Contracts”); and”

2.
Schedule A. Schedule A to the Agreement is hereby deleted in its entirety and replaced with Schedule A as attached hereto.

3.
Ratification and Confirmation of Agreement.  In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis.  To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

4.
Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

5.
Full Force and Effect.  Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

PROTECTIVE LIFE INSURANCE COMPANY, on behalf of itself and each Separate Account
By:__/s/ Steve Cramer

Name:__Steve Cramer

Title:_Chief Product Officer – Retirement Division_

SCHWAB ANNUITY PORTFOLIOS

By:__/s/ Mark Fischer

Name:__Mark Fischer________________________
Title:__CFO________________________________

CHARLES SCHWAB & CO., INC.

By:__/s/ John Sturiale

Name:__John Sturiale_______________________
Title:___SVP______________________________

SCHEDULE A

The terms “Account” and “Contracts” of the Company include any existing segregated asset Accounts and Contracts (as listed below) as well as any segregated asset Accounts and/or Contracts created subsequent to the date hereof, that offer Designated Portfolios.
Segregated Asset Accounts	Contracts
PLICO Variable Annuity Account S	Schwab Genesis Advisory Variable Annuity Schwab Genesis Variable Annuity
Protective Variable Life Separate Account	Protective Investors Benefit Advisory VUL